EXHIBIT 10.26
                                    AGREEMENT

THIS AGREEMENT is made and entered into by and between D.V. Back Products, Inc., a General Partner of Backstroke, Ltd. (Hereinafter called "Backstroke, Ltd.") and having its principal place of business at, 158 N. Main Street, Columbiana, Ohio 44408 and Dr. David Vitko, individually and Flex Marketing, inc. (Hereinafter called "FMI") , or its assigns, having an address of 2955 Canfield Road, Youngstown, Ohio 44511.

     WHEREAS Vitko has a patent, number 5,352,188, for a "Back Massager" (hereinafter referred to as the "Backstroke") and is/has requested FMI to market and to further promote the Backstroke; and

     WHEREAS, D.V. Back Products, Inc. is the General Partner of Backstroke, Ltd.; an Ohio Limited Partnership; and

     WHEREAS, Dr. David Vitko has granted Backstroke, Ltd. the right and license for the use of his patent number 5,352,188 for the (Backstroke); and

     WHEREAS FMI will have the licensing and marketing of the patent and product; and

     WHEREAS FMI wishes to manufacture and sell the Backstroke, and wishes to use the patent; and

     WHEREAS Backstroke, Ltd. wishes to utilize the knowledge and marketing technic of FMI.

     WHEREAS Backstroke, Ltd. solely owns the patent; and

     WHEREAS Backstroke, Ltd. and FMI wish to be bound by the terms and conditions of this agreement, now therefor, in considerations of the promises and mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree with each other as follows:

                                    ARTICLE I
                                   DEFINITIONS

     For the purpose of this Agreement, the term 'KNOW-HOW" shall mean engineering drawings, charts, technical reports, photographs and other technical information exclusively developed for and pertaining to the "Backstroke."

                                   ARTICLE II
                           PATENT RIGHTS AND ASSIGNED

     1) Backstroke, Ltd. hereby grants to FMI all marketing rights, title and interest in and to the "Backstroke" which he may have in any country and agrees to execute any and all documents effecting transfer of such rights.

     2) FMI agrees to place applicable trademark and patent notices on all product, packaging and collateral material.

     3) FMI further agrees to submit 4 samples of said product, its cartons, containers and packaging materials to Backstroke, Ltd. of whcih FMI agrees that Backstroke products will be produc4ed and distributed in accordance with federal, state and local laws.

     4) No further changes in product can be made without further approval by Backstroke, Ltd., by and through its General Partner, D.V. Back Products, Inc.

     5) If FMI does product advancements that involve patent update and/or changes, Backstroke, Ltd. will be responsible for patent costs. FMI will pay for trademarks and drawing costs with respect to the Backstroke products.

                                   ARTICLE III
                     LIQUIDATION OF INVENTORY AND MACHINERY

     1) FMI, warrants that it will not further produce any products covered by this agreement if and when FMI should stop marketing said Backstroke without written consent from Backstroke, Ltd. FMI will sell all remaining inventory if any. Backstroke, Ltd. will purchase the inventory at FMI's cost until it is depleted before any further products are manufactured.

                                   ARTICLE IV
                         TRANSFER OF PRODUCTION TOOLING

     It is agreed that Backstroke, Ltd will make available to FMI any current production tooling, fixtures and manufacturers used by Backstroke, Ltd to manufacture the Backstroke covered by this agreement. And FMI agrees to be responsible for the maintenance of all tooling of Backstroke, Ltd's that is used in the production of product.

                                    ARTICLE V
                                  HOLD HARMLESS

     Backstroke, Ltd agrees to hold FMI harmless for any product claims made by third parties against Backstroke, Ltd and/or FMI concerning products (Backstroke and Backstroke Sport) which were manufactured by Backstroke, Ltd or otherwise under previous licensing agreements or sales in effect prior to the date of this Agreement.

                                   ARTICLE VI
                                  ASSIGNABILITY

     This agreement shall be binding upon Backstroke, Ltd, his successors and assigns and other interested Partners and shall inure to the benefit of FMI, its successors and assigns.

                                   ARTICLE VII
                                      TERMS

     1) FMI will provide a consulting position for Dr. David Vitko, to act solely in an advisory position to talk about and promote the Backstroke. For this consulting service Dr. David Vitko will be compensated for expenses associated with and will receive a set fee of $1,000.00 per day for his appearance at trade shows and/or other promotional events. FMI will give Dr. David Vitko a 30 day advanced notice for such trade shows and/or promotional events. If FMI gives less than a 30 day notice, Dr. David Vitko has the right to refuse to attend.

     2) Dr. David Vitko will be directed by FMI to help promote the Backstroke line. Dr. David Vitko will make no other appearances or agreements without specifically being directed by FMI.

     3) FMI will set the price of the Backstroke in order to standardize its product line. With regards to sales Backstroke, Ltd may have pending and/or in progress at the time of this Agreement. Backstroke, Ltd will pay wholesale prices for the Backstroke and sell it as retail as established by FMI.

     4) FMI will negotiate all deals upon the signing of this agreement.

                                    ARTICLE X
                                    DEFAULTS

     If FMI fails to abide by the obligations of this Agreement Backstroke, Ltd. shall have the option to cancel this Agreement by providing 45 day(s) written notice to FMI. FMI shall have the option of preventing the termination of this Agreement, if corrective action is taken prior to the end of the 45 day time period. If the default causes a termination of this agreement then ARTICLE XV will apply.

     1) FMI agrees to obtain, at its own expense, liability insurance for a least 1 million dollars. As proof of such insurance, FMI will submit to Backstroke, Ltd. a fully paid certificate of insurance naming Backstroke, Ltd. as an additional insured party.

     2) the submission of insurance must be in place before any licensed product is distributed or sold after this Agreement.

                                   ARTICLE XI
                                   ARBITRATION

     All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be paid by the loosing party.

                                   ARTICLE XII
                               TRANSFER OF RIGHTS

     This Agreement shall be binding on any assigns or successors of the parties.

                                  ARTICLE XIII
                                  SEVERABILITY

     If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

                                   ARTICLE XIV
                           WAIVER OF CONTRACTUAL RIGHT

     The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of limitation of the party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

                                   ARTICLE XV
                         TERMINATION OF AGREEMENT BY FMI

     If FMI terminates this Agreement to sell the Backstroke, due to lack of "Product Appeal", FMI must provide Backstroke, Ltd with a 30 day advanced notice prior to terminating FMI's representation of the Backstroke as one of its product lines.

     Since there is no designated termination date to this agreement, this agreement can be terminated only by FMI. FMI will be deemed to have assigned, transferred and conveyed to Backstroke, Ltd. all trade rights, good will, titles or other rights in and to licensed product which may have been obtained by FMI from Dr. Vitko and/or Backstroke, Ltd. originally. Any such transfer of tangible items will be at cost of specified equipment to be valved at time of termination minus depreciation, except for the molds, their value will be calculated at cost less usage.

                                   ARTICLE XVI
                                  MISCELLANEOUS

     1) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio.

     2) This Agreement set forth the entire agreement and an understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be
executed  in  their  behalf,  by  their  respective   officers   thereunto  duly
authorized, to be effective on the last date shown below.

                                      Backstroke, Ltd.
WITNESS: /s/Claudia Krill             By /s/ Dr. David Vitko
-------------------------                ---------------------------
                                                 Dr.  David Vitko, President
                                                 D.V. Back Products, Inc.
                                                 General Partner
Date: 3/10/97

WITNESS: /s/Claudia Krill             By /s/ Remon Hayek
-------------------------               -------------------------
                                                 Remon Hayek, President
                                              THG Construction Management, Inc.
Date: 3/10/97
                                      DBA Flex Marketing, Inc.

Attachment A of this Agreement still under draft form, will be used to finalize all pending issues of this Agreement.

            Inventory Shipped April 14, 1997 from New Springfield to
                Esterle Mold and Machine Co., Inc. in Stow Ohio.
Quantity          Description
 1            Full gaylord of 4-ball sport shafts with 2 ball centers
 1            1/2 full gaylord of 4-ball sport shafts with on center balls
 1            3/4 full gaylord of 4-ball long bacstroke shafts, center balls
 1            1/2  full gaylord of 4-ball long backstroke shafts, no center balls
 1            Full gaylord of 4-ball sport shafts with no center balls
 1            Full galords of sport unit complete unboxed
 9            gaylords of Drilled Frames for the Backstroke, as follows:
              43, 56, 46, 62, 86, 82, 60, 95, 61, 74 for total of 583 frames
 9            gaylords of undrilled frames for the Backstroke, as follows:
              84, 88, 85, 86, 82, 88, 86, 69, 48 for a total of 716 frames
 6            Pallets of Boxed Sports 91/pallet = 546 Boxed units
11            Boxes of Palnuts end caps for the shafts   20,000/Box = 220,000
 2            Boxes of wheels for the Backstroke unit ?  on total number
 6            Boxes of ABS Sport Strips 975 total
 3            Pallest of metal rods made up of 16", 13", 6" and 5-7/8"
 1            Pallet of boxes as follows:
                      200 Boxes for the Backstroke
                      950 Boxes for the Sport
                       18 Boxes  plain  16-9/16  x  8-13/16  x 35-3/8 20
                       Boxes plain 16 x 2-1/2 x 34
 2            Sets of Printing  Plates for the Backstroke and Sport Sets
 2            of Box Dies for both the  Backstroke  and Sport  Pallet of
 1            plain cardboard insert for the Video and Neck roller 2,000
 1            Pallet of Sports  that need  cleaned  and reboxed 84 total
 1            Pallet of Neck roller pieces as follows:
                        616 - total  complete and  assembled  843 - Left
                        ABS  single  supports  843 -  Right  ABS  single
                        supports
 1            Pallet mixed labels, instruction booklets,  warranty cards
 1            and videos Pallet of vinyl tubes as follows:
                   17boxes - 14-3/8  tubes x 1,800/box  =30,600 used for
                     Backstroke 3 boxes - 5 x 1,500/box  =4,500 used for
                     neck  rollers  2-1/4 boxes - 12 x 1,800/box = 3,600
                     +200 = 3,800 tubes presently used for the sport model.
              We can cut these down and use them for the neck roller assembly.

            Inventory Shipped April 11, 1997 from New Springfield to
                Esterle Mold and Machine Co., Inc. in Stow Ohio.



Quantity    Description

16 bags     1/2in foam pads used for the Backstroke 200/bag total 3,200
27          Pallets of Backstroke Sports Boxed 91/pallet x 27 = 2,457
 7          Pallets of Backstrokes Boxed 39/pallet x 7 = 273 minus 1 = 272

            Inventory Shipped April 15, 1997 from New Springfield to
                Esterle Mold and Machine Co., Inc. in Stow Ohio.


Quantity       Description
 1            Drill press and bits complete air or electric
 3            Boxes of drill press parts and miscellaneous tools 2 air chisels
 1            Complete push rod unit for vinyl tubes into rubber balls with additional air cylinder
 1            Stand assembly for mounting shafts into frames
65            Boxes for Backstroke Labeled
 1            3/4 full drum of Armorall used to wash completed units
 1            Wash tub used in washing units
12            Backstrokes that need repaired
 2            Backstroke frames, one broken
11            Other miscellaneous wooden dies used in the assembly process

                                  Attachment A
                                 March 10, 1997

1. Flex Marketing, Inc. will indemnify Dr. David Vitko against the finders fee and/or commissions that are due to George Landis and others for the Introduction, as per the following understanding. Dr. David Vitko agreed to pay George Landis and others a finder fee and/or commission of 10% of what Dr. David Vitko was to receive as a royalty from Flex Marketing, Inc. for a two year period starting March 10, 1997. It is agreed that George Landis was to continue to promote the Backstroke in order to earn this finders fee and/or commission. Dr. David Vitko understands that Flex Marketing, inc. has agreements with George Landis on other matters and will settle this finders fee and/or commission directly with George Landis and others.

2. Backstroke inventory as listed in Attachment B includes the Backstroke Sport.

3. Transfer of Dr. Vitko's 800# for the Backstroke to Flex Marketing.

4. Forward the PO Box to Flex Marketing's PO Box for the Backstroke/Backstroke Sport.

5.   Transfer   of   sales   contracts   and   possibly   sales   leads  of  the
Backstroke/Backstroke Sport.

6. Assigned letter of liability by Dr. Vitko stating any claims and/or expenses filed against the Backstroke/Backstroke Sport that can be classified as liabilities on the Backstroke/Backstroke Sport.

7. Dr. Vitko may use his affiliation with the Backstroke for the benefit of his practice.

8. A separate letter of a license transfer right from Dr. Vitko to Flex Marketing for the Backstroke/Backstroke Sport.

Date: 3/10/97                           Date: 3-10-97

Accepted By: /s/ Remon Hayek            Accepted by: /s/ Dr.  David Vitko
-----------------------------           ----------------------------------
Remon Hayek, President                  Dr.  David Vitko, President
THG Construction Management, Inc.            D.V. Back Products, Inc.
DBA: Flex Marketing, Inc.               General Partner